Exhibit 99.1

ATLAS AMERICA, INC. REPORTS RECORD FINANCIAL RESULTS

FOR THE THIRD QUARTER 2007

Recent Acquisitions by Atlas Pipeline and Atlas Energy Provide Significant Increase to Revenues and Earnings

Philadelphia, PA – November 5, 2007, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) reported adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, of $132.4 million for the three months ended September 30, 2007, compared with $35.8 million for the comparable prior year period, an increase of $96.6 million. The increase in adjusted EBITDA is due primarily to the contribution from the interest in the natural gas gathering and processing assets purchased from Anadarko Petroleum Corporation (NYSE: APC) (“Anadarko”) by Atlas Pipeline Partners, L.P. (NYSE: APL) (“Atlas Pipeline”), and from the natural gas and oil producing assets purchased from DTE Energy Company (NYSE: DTE) by Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”) in the current quarter. Further detail on the respective acquisitions is provided below.

Net income for the three months ended September 30, 2007 was $7.1 million, compared with $10.0 million for the comparable prior year period, representing a decrease of $2.9 million. After accounting for certain items, Adjusted Net Income was $12.7 million for the third quarter 2007, compared to Adjusted Net Income of $10.0 million for the comparable prior year period. Adjusted Net Income per diluted common share was $0.45 for the third quarter 2007, compared to $0.33 per common share for the third quarter 2006, an increase of $0.12 per share. The increase in Adjusted Net Income is due primarily to higher overall volumes provided by the assets acquired by Atlas Pipeline and Atlas Energy in the current quarter. Total revenues reached $411.5 million for the third quarter 2007, compared to $190.6 million in the prior year comparable period, an increase of $220.9 million. A schedule is provided at the end of this release to reconcile net income to Adjusted EBITDA and Adjusted Net Income.

On October 23, 2007, the Company announced that its Board of Directors had declared a cash dividend of $0.05 per share of common stock, payable on November 14, 2007, to holders of record on November 7, 2007.

“We are pleased by the results this quarter from our growing businesses,” stated Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “As these companies continue to expand their operations, we will look for additional opportunities to increase the returns to our shareholders.”

Recent Acquisitions

On July 27, 2007, for a payment of approximately $1.9 billion, Atlas Pipeline acquired control of Anadarko’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas (the “Assets”). (The Company owns an approximate 64% common unit interest in the parent of Atlas Pipeline’s general partner, Atlas Pipeline Holdings, L.P. (NYSE: AHD) (“Atlas Holdings”)). The Chaney Dell System includes 3,470 miles of gathering pipeline and three processing plants, and the Midkiff/Benedum System includes 2,500 miles of gathering pipeline and two processing plants. The transaction was effected by the formation of two joint venture companies which own the respective systems. In connection with this acquisition, Atlas Pipeline reached an agreement with Pioneer Natural Resources Company (NYSE: PXD – “Pioneer”), which held a right of first refusal to purchase the Midkiff/Benedum system. Pioneer provides approximately 50% of the natural gas processed by the Midkiff/Benedum system under its obligation to connect its wells within a certain distance of the Midkiff/Benedum system. Under this new agreement, Pioneer waived its right of first refusal and extended its obligation to the Midkiff/Benedum system an additional 10 years through 2022. Atlas Pipeline granted to Pioneer, which currently holds a 27.2% interest in the Midkiff/Benedum system, an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system one year after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest, and up to an additional 7.5% interest two years after the closing of Atlas Pipeline’s acquisition of Anadarko’s interest. If the options are fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230 million, subject to certain adjustments, for the additional 22% interest if fully exercised. Atlas Pipeline will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options.

Atlas Pipeline funded the purchase price of the acquisition in part from a private placement of 25.6 million common limited partner units, generating gross proceeds of $1.125 billion. Atlas Holdings purchased 3.8 million of the 25.6 million common limited partner units issued by Atlas Pipeline. Atlas Pipeline funded the remaining purchase price with an $830.0 million senior secured term loan which matures in July 2014 and a partial advance against a new $300.0 million senior secured revolving credit facility which matures in July 2013. Atlas Holdings, which owns all of the incentive distribution rights in Atlas Pipeline, has agreed to allocate a portion of its future incentive distribution rights back to Atlas Pipeline in connection with the Anadarko acquisition, namely up to $5.0 million of incentive distribution rights per quarter to Atlas Pipeline through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter.

On June 29, 2007, Atlas Energy, of which the Company owns approximately 67% of the outstanding Class B common units as well as 100% of the Class A units and management incentive interests, acquired all of the outstanding equity interests of DTE Gas & Oil Company, now referred to as Atlas Gas & Oil (“AGO”), from DTE Energy Company for $1.268 billion. AGO’s assets are located in the northern lower peninsula of Michigan on approximately 299,500 net developed acres and 65,600 net undeveloped acres and include interests in 2,234 natural gas wells with estimated proved reserves of approximately 611 billion cubic feet of natural gas equivalents. Atlas Energy funded the acquisition purchase price in part with a private placement of 24.0 million common and Class D units, generating gross proceeds of approximately $600.0 million. The remainder of the purchase price was funded with a new $850.0 million senior secured credit facility which expires in 2012.

Cash Distributions from Affiliates

Atlas Energy declared a record quarterly cash distribution of $0.55 per common unit for the third quarter 2007 with a distribution coverage ratio that exceeded 1.3x. This quarter’s distribution will be paid on November 14, 2007 to common unitholders of record as of November 7, 2007. The Company will receive approximately $16.8 million in cash distributions from its ownership interest in Atlas Energy with regard to this quarterly distribution.

Atlas Holdings declared a quarterly cash distribution for the third quarter 2007 of $0.32 per common limited partner unit, which will be paid on November 19, 2007 to common unitholders of record as of November 7, 2007. The Company will receive approximately $5.6 million in cash distributions from its ownership interest in Atlas Holdings with regard to this quarterly distribution.

Based on the 2008 distribution guidance for Atlas Energy and Atlas Holdings, the Company expects to receive approximately $95 million to $100 million in common unit distributions next year.

Please see Atlas Energy’s, Atlas Holdings’ and Atlas Pipeline’s respective earnings releases regarding their third quarter 2007 financial results.

Marcellus Shale Development

Based upon results from its previously announced initiative to drill Marcellus Shale wells, Atlas Energy intends to drill an additional 120 vertical Marcellus Shale wells during the next 18 months. As of September 30, 2007, Atlas Energy held oil and gas rights to approximately 240,000 acres (up from approximately 105,000 acres at year-end 2006) that it believes are prospective for the Marcellus Shale and it continues to expand its Marcellus Shale acreage position. Atlas Energy’s present holdings alone, however, are believed capable of providing over 2,000 drilling locations, and it estimates that its present Marcellus leasehold may contain between 1.5 trillion cubic feet equivalent (“Tcfe”) to 3.0 Tcfe of natural gas. (Atlas Energy cautions, however, that this estimate is based upon its evaluation of the wells that it has drilled and completed to date and that it cannot provide any assurance that the estimated reserves are recoverable, or that its estimate will not change over time. Atlas Energy’s estimate has not yet been confirmed by its independent petroleum engineering consultants).

Of the thirteen vertical Marcellus Shale wells that Atlas Energy has drilled, ten have been completed as commercial producers and the remaining three are scheduled to be fractured and completed in the next thirty days. For the last five wells completed, stabilized initial rates of production into a pipeline have ranged from 1.0 million cubic feet per day (“Mmcf/d”) to 1.8 Mmcf/d as compared to an average of below 0.5 Mmcf/d for the first five wells completed. Management believes that the significant improvement in results for the later wells is due to Atlas Energy’s adjustments to drilling, completion and production techniques that it has refined since beginning its Marcellus drilling program approximately one year ago. Atlas Energy’s experience with its existing Marcellus Shale wells suggests that production from the wells generally settles at about 30% to 40% of the initial stabilized rate of production after approximately 45 to 60 days of “flush” production and, thereafter, exhibits a shallow decline production profile. However, Atlas Energy has not yet determined the full decline curve or estimated productive life of a Marcellus Shale well.

As of today, each of Atlas Energy’s Marcellus Shale wells has been drilled in southwestern Pennsylvania where it has approximately 160,000 prospective acres. Based upon data from these wells, the Marcellus Shale is found at depths between 7,800 and 8,100 feet, is between 120 feet and 150 feet thick, generally produces a dry natural gas stream having on average 1,020 British Thermal Units per thousand cubic feet of natural gas, and has average reservoir pressures in excess of 3,000 pounds per square inch.

Atlas Energy also holds oil and gas rights to approximately 80,000 additional acres in central and northwestern Pennsylvania which it believes may be suitable for Marcellus Shale development. Atlas Energy anticipates that it will drill several Marcellus Shale wells on this acreage over the coming months.

Based on experiences of other operators in the Barnett Shale and Fayetteville Shale, which are analogous to the Marcellus Shale, horizontal drilling has the potential to further enhance the economics of this play. Atlas Energy has spud a horizontal test well in a 50/50 joint venture with an industry participant and plans to complete the well in the next few months. The joint venture is designed to share the cost of the test and does not entitle either operator to any other rights.

Atlas Energy Results

•

On October 17, 2007, Atlas Energy’s registration statement with the Securities and Exchange Commission for the Public #17-2007 (A) Drilling Program became effective. Atlas Energy expects to raise approximately $140 million in this program and expects to recognize well construction and administration fees from this program through the remainder of 2007 and first quarter 2008. A written prospectus for the Public #17-2007 (A) Drilling Program meeting the requirements of Section 10 of the Securities Act may be obtained from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. – 2nd Floor, Moon Township, PA 15108.

•

Atlas Energy drilled 298 gross wells in Appalachia and 64 gross wells in Michigan in the third quarter 2007. In addition, Atlas Energy connected 260 wells in Appalachia and 56 wells in Michigan in the third quarter 2007. Appalachia well drilling segment revenues increased by approximately $52.7 million, or over 200%, in the third quarter 2007 compared to the similar quarter in the prior year.

•

At September 30, 2007, Atlas Energy held approximately 711,000 net acres in the Appalachian Basin, of which 467,000 were undeveloped, an increase of 38% from the net acreage position at September 30, 2006 and an 8% increase from June 30, 2007. Additionally, Atlas Energy has a joint venture with Knox Energy through December 2007, which provides an opportunity to drill wells on approximately 200,000 acres in Tennessee. At September 30, 2007, Atlas Energy had approximately 299,000 net undeveloped acres in the Antrim Shale in Michigan, and approximately 66,000 net undeveloped acres.

•

Atlas Energy has identified approximately 3,360 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, the Company has identified approximately 800 drilling and re-completion opportunities in Michigan.

•	Atlas Energy had interests in over 10,300 gross wells September 30, 2007, of which Atlas Energy operates approximately 83%, an increase of approximately 4% in gross wells from June 30, 2007.

•

Natural gas and oil production was 91.3 million cubic feet equivalents (“Mmcfe”) per day for third quarter 2007, an increase of 60.2 Mmcfe per day from the quarter ended June 30, 2007. The increase is due primarily to the acquisition of the Antrim Shale production in Michigan, as well as increased production in Appalachia.

Atlas Pipeline Results

•

Atlas Pipeline’s Mid-Continent segment recognized total revenue of $233.2 million for the third quarter 2007, an increase of $119.7 million from the prior year comparable quarter. Total system volume in the Mid-Continent segment averaged 1,094.6 Mmcf per day for the third quarter 2007, an increase of approximately 521.1 Mmcf per day or approximately 96% from the prior year comparable period. The significant increase in system volumes was primarily due to the acquisition of the Chaney Dell and Midkiff/Benedum systems in northwestern Oklahoma and western Texas, respectively.

•

Total revenue for Atlas Pipeline’s Appalachia system was $9.1 million for the third quarter 2007 compared with $7.1 million for the third quarter 2006, an increase of $2.0 million due principally to higher throughput volume and higher realized transportation rates. Throughput volume increased to 71.9 Mmcfd for the third quarter 2007, approximately a 12% increase from the comparable prior year quarter, due primarily to increased well drilling by Atlas Energy.

Corporate and Other

•

General and administrative expense was $48.7 million for the third quarter 2007, an increase of $35.9 million from the prior year comparable period, primarily due to increases in non-cash stock compensation expense at Atlas Pipeline, as well as expenses related to the newly acquired assets by Atlas Energy and Atlas Pipeline in the current quarter.

•

Interest expense was $37.5 million for the third quarter 2007, an increase of $31.6 million from the prior year comparable period, primarily due to the financing of the assets acquired by Atlas Energy and Atlas Pipeline in the current quarter.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s third quarter results on Tuesday morning, November 6, 2007 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Tuesday, November 6, 2007. To access the replay, dial 1-888-286-8010 and enter conference code 72832809.

Atlas America, Inc. (NASDAQ: ATLS) owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and 5.5 million limited partner units of Atlas Pipeline Partners, L.P. (NYSE: APL), and an approximate 67% Class B common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit Atlas America’s website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Atlas Energy Resources, LLC is an energy concern focused on the development and production of natural gas and, to a lesser extent, oil principally in the eastern United States. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploration and development of its acreage in the Appalachian Basin and drills on its own account in the Antrim Shale of Michigan. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.5 million common units of Atlas Pipeline Partners.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, inability of Atlas Pipeline or Atlas Energy to successfully integrate the operations at the acquired assets, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES
Well construction and completion	$103,324	$50,641	$240,841	$135,329
Gas and oil production	63,265	21,888	109,840	66,696
Transmission, gathering and processing	246,195	111,019	480,594	326,886
Administration and oversight	5,364	2,990	13,347	8,487
Well services	4,845	3,346	12,721	9,498
Gain/ (loss) on mark-to-market derivatives	(11,467)	733	(16,036)	990

	411,526	190,617	841,307	547,886

COSTS AND EXPENSES
Well construction and completion	89,847	44,037	209,427	117,677
Gas and oil production	9,887	2,315	14,412	6,437
Transmission, gathering and processing	187,416	96,205	377,740	270,981
Well services	2,515	1,752	6,705	5,540
General and administrative	48,923	13,159	85,229	34,238
Depreciation, depletion and amortization	35,187	12,442	61,064	33,158

	373,775	169,910	754,577	468,031

OPERATING INCOME	37,751	20,707	86,730	79,855

OTHER INCOME (EXPENSE)
Interest expense	(37,480)	(5,932)	(53,681)	(19,448)
Minority interests	6,402	(2,021)	14,992	(12,987)
Other, net	3,526	3,518	6,425	4,643

	(27,552)	(4,435)	(32,264)	(27,792)

Income before income taxes	10,199	16,272	54,466	52,063
Provision for income taxes	(3,096)	(6,302)	(17,249)	(20,632)

Net income	$7,103	$9,970	$37,217	$31,431

Net income per common share – basic	$0.26	$0.34	1.36	$1.06

Weighted average common shares outstanding—basic	26,853	29,396	27,345	29,759

Net income per common share – diluted	$0.25	$0.33	$1.31	$1.03

Weighted average common shares outstanding—diluted	27,979	30,000	28,348	30,409

	September 30, 2007	December 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$113,812	$185,401
Property and equipment, net	4,189,603	884,812
Total assets	4,740,513	1,379,838
Total debt	1,922,045	324,151

ATLAS AMERICA, INC.

FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of net income to non-GAAP measure(1):
Net income	$7,103	$9,970	$37,217	$31,431
Interest expense	37,480	5,932
Provision for income taxes	3,096	6,302
Depreciation, depletion and amortization	35,187	12,442	61,064	33,158

EBITDA	82,866	34,646	169,211	104,669

Loss/(gain) on mark-to-market derivatives	14,933	(733)	19,502	(990)
Non-recurring derivative fees	—	—	3,873	—
Non-cash compensation expense	34,582	1,861	43,506	6,312

Adjusted EBITDA	$132,381	$35,774	$236,092	$109,991

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reconciliation of net income to adjusted net income:
Net income	$7,103	$9,970	$37,217	$31,431
Non-recurring, non-cash stock compensation(2)	31,242	—	31,242	—
Unrecognized economic impact of Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum Assets(3)	10,423	—	10,423	—
Adjustment to reflect cash impact of derivatives	9,603	733	19,502	990
Adjustment to minority interests for the above items	(43,251)	(646)	(65,303)	(646)
Tax effect of the above items	(2,433)	(34)	1,310	(136)

Adjusted net income	$12,687	$10,023	$34,391	$31,639

Adjusted net income per common share:
Basic	$0.47	$0.34	$1.26	$1.06

Diluted	$0.45	$0.33	$1.21	$1.04

Weighted average common shares outstanding:
Basic	26,853	29,396	27,345	29,759

Diluted	27,979	30,000	28,348	30,409

(1)

EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. Management of the Company believes that EBITDA provides additional information with respect to the Company’s ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity’s performance relative to its peers. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

(2)

During the 3rd quarter 2007, Atlas Pipeline recognized $31.2 million of non-cash compensation expense resulting from incentive compensation agreements with certain key employees located in its Mid-Continent headquarters in Tulsa, OK. These awards were based upon the accomplishment of certain predetermined performance targets through December 2008 related to various acquisitions, including the acquisition of the Chaney Dell and Midkiff/Benedum systems. The compensation expense amount recorded for these common unit awards reflects management’s current estimate with regard to the achievement of the predetermined performance targets. The vesting period for such awards concluded on September 30, 2007 and all compensation expense related to the awards was recorded as of that date. Management anticipates that adjustments will be recorded in future periods with respect to the awards under the incentive compensation agreements based upon the actual financial performance of the assets in future periods in comparison to their estimated performance.

(3)

The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisitions’ effective date was July 1, 2007. As such, Atlas Pipeline received the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, Atlas Pipeline has only recorded the results of the acquired assets commencing on the closing date of the acquisition.

ATLAS AMERICA, INC.

OPERATING HIGHLIGHTS

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$60,302	$19,402	$102,439	$59,332
	2,938	2,489		7,323

Production volume:
Gas (mcfd)(1)(2)(3)	88,628	25,955	85,545	24,064
Oil (bpd)	446	416	425	415

Total (mcfed)(3)	91,304	28,451	88,095	26,554

Average sales prices(3):
Gas (per mcf)(3)(4)	$8.19	$8.13	$8.55	$9.03
Oil (per bbl)(3)	$71.63	$65.01	$63.75	$64.59

Production costs(5):
As a percent of production revenues	16%	11%	13%	10%
Per mcfe(3)	$1.19	$0.93	$1.07	$0.92

Depletion per mcfe(3)	$2.19	$2.14	$2.24	$2.04

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	71,876	63,909	66,888	61,473

Velma system gathered gas volume (mcfd)(3)	63,757	62,113	62,531	61,641

Elk City/Sweetwater system gathered gas volume (mcfd)(3)	299,450	284,461	298,724	270,957

Chaney Dell system gathered gas volume (mcfd)(3)	255,649	—	255,649	—

Midkiff/Benedum system gathered gas volume (mcfd)(3)	150,061	—	150,061	—

NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	325,652	226,962	311,562	236,331

Combined throughput volume (mcfd)(3)	1,166,445	637,445	1,145,415	630,402

(1)	Excludes sales to landowners. Production volume also includes activity for Atlas Energy’s recently acquired assets in the Antrim Shale in Michigan.
(2)

Production quantities consist of the sum of (i) ATN’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) ATN’s proportionate share of production from wells owned by the investment partnerships in which ATN has an interest, based on ATN’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)

“Mcf” and “mcfd” means thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” means thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” means barrels and barrels per day. Bbl’s are converted to mcfe using the ratio of six mcf’s to one bbl.

(4)

Atlas Energy’s average sales price before the effects of financial hedging was $6.55 and $7.32 for the three months ended September 30, 2007 and 2006, respectively, and $7.12 and $8.10 for the nine months ended September 30, 2007 and 2006, respectively.

(5)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.